Exhibit 10.18

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[GSK HEADER]

February 28, 2005

Patrick Plewman, CEO

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, CA 94080

Dear Patrick,

GSK is committed to an exclusive development and commercialization alliance with diaDexus on Lp-PLA2-related diagnostics for the field of Clinical Diagnostics (“cDx” as defined in the original Collaboration and License Agreement between the parties dated September 2, 1997, hereinafter, the “Original Agreement”) for assays based upon the intellectual property licensed to diaDexus from GSK under the Original Agreement [*].

In this regard, GSK hereby agrees to the following:

1) For as long as diaDexus’ exclusive license from GSK to Lp-PLA2-related diagnostics under the Original Agreement is in force, GSK shall not sublicense to any third party its rights in the cDx field under the intellectual property licensed from ICOS under the co-exclusive license just acquired by GSK from ICOS (the Diagnostics License Agreement dated December 9, 2004, hereinafter, the “ICOS Diagnostics License”) in connection with any assay that is subject to the Original Agreement [*]. In the event that, after launching Lp-PLA2 inhibitor drug product, GSK reasonably decides, based on substantial and compelling scientific evidence while factoring in the medical and commercial objectives of GSK in marketing such product, that a mass-based assay other than the PLACTM assay is preferable [*] and diaDexus is not able to supply such a mass-based assay to the market to satisfy GSK’s reasonable commercial needs, diaDexus agrees to consider in good faith a request by GSK to waive the restriction upon sublicensing stated under this paragraph, and to consider in good faith permitting GSK to sublicense to a third party in the cDx field its rights under the ICOS Diagnostics License.

2) Further, in the event that GSK receives notice from ICOS that GSK has materially breached the ICOS Diagnostics License, GSK shall immediately notify diaDexus of such notice of default in order to provide diaDexus with an opportunity to protect its rights under its co-exclusive license with ICOS and to provide diaDexus with an opportunity to negotiate directly with ICOS for an exclusive license to use the ICOS intellectual property. In addition, GSK agrees that, prior to entering into discussions with ICOS for the termination of the ICOS Diagnostics License for reasons other than GSK’s material breach of the ICOS Diagnostics License, GSK shall notify diaDexus of its intent to discuss such termination, and GSK shall either (a) assign all of its rights and obligations under the ICOS Diagnostics License to diaDexus, subject to ICOS’ approval, or (b) in the event such approval is not obtained, exclusively sublicense to diaDexus all of its rights and obligations under the ICOS Diagnostics License, provided such sublicense is permissible under applicable law (as evidenced by a competent third party legal written opinion). In the event such exclusive sublicense is held to be invalid by a court of competent jurisdiction, GSK shall be relieved of its obligations to sublicense its rights under the ICOS Diagnostics License to diaDexus.

Please indicate your approval and acceptance of the terms of this letter agreement by having an authorized representative of diaDexus sign alongside GSK’s authorized representative’s signature below.

Sincerely,

/s/ Donald F. Parman

Donald F. Parman

Vice President and Secretary

SmithKline Beecham Corporation

doing business as GlaxoSmithKline

******************************************

Agreed and Accepted for and on behalf of diaDexus, Inc.

By:	/s/ P. Plewman

Name: P. Plewman

Title: President & CEO

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